EXHIBIT 99

Contact:	Judith Wawroski
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Reports Strong 2015 Earnings

LAREDO, Texas—(BUSINESS WIRE)—August 7, 2015—International Bancshares Corporation (NASDAQ: IBOC), one of the largest independent bank holding companies in Texas, today reported net income for the six months ended June 30, 2015 of $69.7 million, or $1.05 diluted earnings per common share and $1.05 basic earnings per common share, compared to $81.4 million, or $1.21 diluted earnings per common share and $1.21 basic earnings per common share for the same period of 2014, representing a decrease of 14.4 percent in net income and 13.2 percent diluted earnings per common share.  Net income for the three months ended June 30, 2015 was $33.9 million, or $.51 diluted earnings per common share and $.51 basic earnings per common share, compared to $37.7 million or $.56 diluted earnings per common share and $.56 basic earnings per common share for the same period in 2014, representing a decrease of 10.1 percent in net income and a decrease of 8.9 percent in diluted earnings per common share.

Net income for the three and six months ended June 30, 2015 was negatively impacted by an increase in the provision for probable loan losses during the period as a result of an increase in the portion of the allowance for probable loan losses calculated based on actual historical loss experience in the commercial loan category of the Company’s loan portfolio.  The increase in the allowance for probable loan loss charged to expense was approximately $2.9 million, after tax.  Net income for the first six months of 2014 was positively impacted by the sale of an equity investment by a merchant banking company in which the Company holds a 50% interest, insurance proceeds from a policy the lead bank subsidiary had purchased to cover the cost of employee compensation and benefit programs, the sale of property originally held by the bank subsidiaries, the discount recorded in connection with the buyback of $10.3 million of the outstanding capital securities issued by one of the statutory business trusts formed by the Company and gains on sales of investments of $5.0 million, after tax.

“I’m pleased with the Company’s earnings for the first six months of 2015.  The Company remains committed to achieving superior earnings, especially in light of the continued regulatory challenges facing the industry, as well as the continued difficult economic environment across the United States and overseas.  The Company continues to maintain strong liquidity, focused expense control, sound credit underwriting standards and a healthy investment strategy.  We continue to achieve earnings that exceed the majority of our peers based on Bank Holding Company Performance Reports compiled by the Federal Financial Institutions Examination Council, and are confident in the strength of our balance sheet and our strong capital position,” said Dennis E. Nixon, President and CEO.

Total assets at June 30, 2015 were $12.1 billion compared to $12.2 billion at December 31, 2014.  Net loans were $5.7 billion at June 30, 2015 compared to $5.6 billion at December 31, 2014. Deposits were $8.5 billion at June 30, 2015 and $8.4 billion at December 31, 2014.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 210 facilities and more than 320 ATMs serving 88 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to future developments or events, expectations, plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties, including those detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml